Exhibit 4.15

Eula Belle Claims

OPTION AGREEMENT

THIS AGREEMENT dated the 3rd day of October, 2006.

BETWEEN:

Alan Chiles, whose principal place of business is 331 E 4th Ave., Nucla,

CO. 81424

Clifford Chiles, whose principal place of business is 25615 26.00 Rd.

David Chiles, whose principal place of business is 26164 Z26 Rd.

Wesley Chiles, whose principal place of business is 518 Arnold Ave.,

Rifle, CO, 81650

Alan Files, whose principal place of business is 170 W 4th Ave., Nucla,

CO. 81424

(collectively called the “Optionors”)

OF THE FIRST PART

AND:

Anglo-Canadian Uranium Corp., of

Suite 1150 - 355 Burrard Street

Vancouver, British Columbia V6C 2G8

(hereinafter called the “Optionee”)

OF THE SECOND PART

WHEREAS:

A.

The Optionors are the beneficial owners of an undivided 100% interest in 53 mineral claims (the “Claims’) as more particularly described in Schedule “A” attached hereto, situated in Montrose County in the State of Colorado; and

B.

The Optionors have agreed to grant an option to sell an undivided 100% interest in and to the Claims to the Optionee upon the following terms and conditions.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the representations, warranties, covenants and agreements herein contained, the Optionors hereby give and grant to the Optionee the sole and exclusive option (“Option”) to purchase an undivided 100% interest in and to the Claims subject to the following terms and conditions:

1.1

The Option shall be irrevocable and shall be open for exercise by payment by the Optionee to the Optionors as follows:

(a)

the payment of the sum of $20,O00 U.S. within three business days of the Optionee receiving TSX Venture Exchange approval to the terms of this Agreement (the “Approval Date”)

(b)

the issuance of 100,000 shares in the capital of the Optionee within five business days from the Approval Date; and

(c)

the payment of the sum of $20,000 U.S. and at the election of the Optionee the payment of the sum of $100,000 U.S. or the issuance of 100,000 shares in the capital of the Optionee within one year from the Approval Date.

1.2

Upon the Optionee making the payments and issuing the shares as set out in paragraphs 1.1(a) to 1.1(c) hereof the Option shall be deemed to have been exercised and the Optionee shall have earned an undivided 100% interest in the Claims.

1.3

All payments and share issuances made pursuant to paragraph 1.1 hereof shall be payable as to 20% to each of the Optionors and delivered in accordance with paragraph 14 hereof.

2.1

As additional consideration for the Optionors entering into this Agreement, the Optionee acknowledges that its interest in the Claims shall be subject to a royalty or charge in the amount of two percent (2%) of Net Smelter Returns payable to the Optionors.

2.2

For the purpose of this paragraph “Net Smelter Returns” shall mean the actual proceeds received by the Optionee from a smelter or other place of sale or treatment in respect of all ore removed by the Optionee from the Claims as evidenced by its returns or settlement sheets after deducting from the said proceeds all freight or other transportation costs from the Claims, to the smelter or other place of sale or treatment, but without any other deduction whatsoever. Net Smelter Returns due and payable to the Optionors hereunder shall be paid within sixty days after receipt of the said actual proceeds by the Optionee. Within ninety days after the end of each fiscal year during which any ore was slipped from the Claims the records relating to the calculation of Net Smelter Returns during that fiscal year shall be delivered to the Optionors, upon written request, who shall have sixty days after receipt of such statements to question their accuracy and failing such question, the statements shall be deemed correct. The Optionors or their representative duly appointed in writing shall have the right at all reasonable times upon written request to inspect such books and financial records of the Optionee as are relevant to the determination of Net Smelter Returns and at his own expense to make copies thereof.

2.3

The Optionee shall at any time have the right to purchase the 2% Net Smelter Return Royalty from the Optionors by paying the Optionors the sum of $250,000 U.S. per percentage point.

3.1

During the term of this Agreement the Optionee shall have the exclusive possession and control of the Claims and the right by its employees, agents, or contractors to explore, prospect, examine and develop the Claims in such a manner as the Optionee, in its sole discretion shall decide and based on professional geological recommendations.

4.1

The Optionors represent and warrant that they are the beneficial owners of an undivided 100% interest in and to the Claims free and clear of all liens, charges and encumbrances and conflicting claims and rights of whatsoever nature and kind, that the Claims are in good standing and that they have full power, absolute authority and capacity to enter into this Agreement without obtaining the consent of any other person or body corporate and that no other person or body corporate has any agreement, option, right or privilege capable of becoming an agreement for the purchase of the Claims or an interest therein save as might be expressly set out herein.

5.1

The Optionors agree to execute and deliver to the Optionee such bills of sale, transfers or other documentation required to transfer an undivided 100% interest in and to the Claims to the Optionee concurrently upon the execution of this Agreement. The Optionee has the right to record the bills of sale, transfers and other documentation with the appropriate governmental agency to effect a transfer of the recorded ownership of the Claims to the Optionee but beneficial ownership to the Claims shall be subject to the terms of this Agreement.

6.1.

During the currency of this Agreement the Optionee agrees to:

(a)

keep the Claims free and clear of all liens and encumbrances arising from its operations hereunder and in good standing by doing and filing all necessary work and payment of all taxes required to be paid and by doing all other acts and things and making all other payments required to be made which may be necessary in that regard; and

(b)

conduct all work on or with respect to the Claims in a careful and minerlike manner and in accordance with the applicable laws of the State of Colorado and indemnify and save the Optionors harmless from any and all claims, suits or actions made or brought against the Optionors as a result of work done by the Optionee on or with respect to the Claims.

7.1

The Option shall forthwith terminate:

(a)

upon the failure of the Optionee to make any of the payments or issue any shares as specified in paragraph 1.1 hereof by the dates specified;

(b)

upon the Optionee giving notice of termination to the Optionor; or

(c)

upon the expiration of thirty days after service of notice to the Optionee in writing by the Optionors of a breach by the Optionee of any condition or covenant herein contained to be observed or performed, if such breach has not theretofore been rectified.

7.2

Upon termination of the Option all obligations or liabilities hereunder of whatever nature of the parties shall cease and determine except for the obligation of the Optionee to leave the Claims free and clear of any liens, charges or encumbrances arising from its work thereon, or for materials or supplies delivered thereto at its request. The Optionee shall have the right for ninety days thereafter to remove any machinery, equipment or supplies brought on to the Claims by it.

7.3

In the event the Optionee terminates the Option, the Optionee shall, forthwith transfer any interest it has in the Claims to the Optionors for the sum of $10.00

8.

The rights of neither party shall be prejudiced by events beyond a party’s reasonable control, including, without limiting, environmental restrictions or approvals, the exigencies of nature, government and acts of God particularly as they may affect exploration and development of the Claims but excluding the want of fluids. All times herein provided for shall be extended by the period necessary to cure any such event and the party affected shall use all reasonable means to do so promptly. Each party agrees to cooperate with the other in applying for and obtaining all required federal, territorial, provincial and other governmental approvals.

9.

The data and information coming into the possession of the Optionors by virtue of this Agreement shall be kept confidential and shall not be disclosed to third parties without the written consent of the Optionee.

10.

Nothing in this Agreement shall be deemed to constitute the Optionors the partner of the Optionee except as specifically provided the agent of the other. Each party agrees to indemnify and hold the other harmless from and against the breaches of its representations, warranties, or agreements hereunder and from and against any negligent or intentional acts by it or any of its officers, agents or employees.

11.

Time shall be of the essence of this Agreement and should the parties fix new dates for the performance of any obligation time shall thereafter again be of the essence of this Agreement.

12.

The Optionors and the Optionee acknowledge this Agreement and the issuance of any shares in the capital of the Optionee are subject to the approval of all necessary regulatory authorities including the TSX Venture Exchange as applicable and agree to promptly comply with all conditions and requirements which may be required by such regulatory authorities.

13.

This Agreement shall be construed with and governed by the laws of the Province of British Columbia. All references herein to sums of money shall be deemed to refer to U.S. funds.

14.

Any notice given pursuant hereto shall be in writing and shall be delivered or mailed by pre-paid registered post to the other party at its address set forth in the beginning of this Agreement and if so delivered shall be deemed to be effective immediately and if so mailed shall be deemed to have been given on the fifth postal delivery day following the date of mailing.

15.

The Optionors will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation, warranty, covenant, agreement, or condition made by him and contained in this Agreement. The Optionors acknowledge and agree that the Optionee has entered into this Agreement relying on the warranties and representations and other terms and conditions of this Agreement

16.

This Agreement represents the complete understanding of the parties and shall not be deviated from except by a further written agreement. Each party agrees to execute further documents necessary to give effect to this Agreement.

17.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators and assigns.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ALAN CHILES	CLIFFORD CHILES

/s/ Alan Chiles	/s/ Clifford Chiles

DAVID CHILES	WESLEY CHILES

/s/ David Chiles	/s/ Wesley Chiles

ALAN FILES

/s/ Alan Files

ANGLO-CANADIAN URANIUM CORP.

Per:	/s/ signed
Authorized Signatory

SCHEDULE “A”

Name of Claim	Location of Certificate Recorded	BLM Serial Number
HM #1	756827	CMC259486
HM #2	756828	CMC259485
HM #3	756829	CMC259484
HM #13	757167	CMC259493
HM #14	757168	CMC259492
HM #17	756836	CMC259489
HM #18	756837	CMC259488
HM #19	756838	CMC259487
PI #62	756859	CMC259490
PI #76	756864	CMC259491
MC #1	753636	CMC258675
MC #2	753637	CMC258676
MC #3	753638	CMC258677
MC #4	753639	CMC258678
MC #7	753642	CMC258679
MC #8	753643	CMC258680
MC #9	753644	CMC258681
MC #10	753645	CMC258682
MC #11	753646	CMC258683
MC #12	753647	CMC258684
MC #14	753649	CMC258685
MC #15	753650	CMC258686
MC #16	753651	CMC258687
MC #17	753652	CMC258688
MC #18	753653	CMC258689
MC #20	753655	CMC258690

Schedule “A” – Page 2

Name of Claim	Location Certificate Recorded	BLM Serial Number
MC #21	753656	CMC258691
MC #22	753657	CMC258692
MC #23	753658	CMC258693
MC #24	753659	CMC258694
MC #25	753660	CMC258695
MC #26	753661	CMC258696
MC #27	753662	CMC258697
MC #28	753663	CMC258698
MC #29	753664	CMC258699
MC #30	753665	CMC258700
MC #31	753666	CMC258701
LM #1	753630	CMC258702
LM #2	753631	CMC258703
LM #3	753632	CMC258704
LM #6	753633	CMC258705
LM #7	753634	CMC258706
LM #8	753635	CMC258707
LM #25	756065	CMC258858
LM #37	756077	CMC258859
LM #38	756078	CMC258860
LM #41	756081	CMC258861
LM #42	756082	CMC258862
MB #1	756045	CMC258863
MB #2	756046	CMC258864
MB #3	756047	CMC258865
MM #50	757268	CMC258396
MM #51	757269	CMC259397
TOTAL:	53 Claims